UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement

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☐ Definitive Revised Proxy Statement

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ARBINET-THEXCHANGE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 10, 2006, Arbinet-thexchange, Inc. (the “Company”) sent a letter to stockholders of the Company, which is attached hereto.

Stockholders of the Company are urged to read the Company’s Definitive Proxy Statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on May 3, 2006, which contains important information regarding the Company’s 2006 Annual Meeting. Stockholders of the Company and other interested parties may obtain, free of charge, copies of the Proxy Statement, and any other documents filed by the Company with the SEC, at the SEC’s Internet website at www.sec.gov. The Proxy Statement and these other documents may also be obtained free of charge by contacting Innisfree M&A Incorporated, the firm assisting the Company in the solicitation of proxies, toll-free at (888) 750-5834.

May 10, 2006

Dear Arbinet-thexchange Stockholder:

At Arbinet’s 2006 Annual Meeting of Stockholders on June 15, 2006, you will be asked to elect two directors to Arbinet’s Board. Your Board has nominated two independent, highly qualified individuals – Michael J. Donahue and Leo J. Pound – who share the Board’s commitment to enhancing stockholder value.

At the same time, Alex Mashinsky, who was asked to resign as Chief Executive Officer of Arbinet in 1999, is seeking your vote to elect himself and his affiliate, Robert A. Marmon, to Arbinet’s Board. Based on Mr. Mashinsky’s unsuccessful tenure as CEO of Arbinet, during which the Company repeatedly failed to deliver results to match Mr. Mashinsky’s vision, we believe that electing Mr. Mashinsky and his hand-picked nominee would undermine and likely reverse the constructive steps we are taking to enhance stockholder value.

Over the last five years, Arbinet’s Board and current management team have successfully built a profitable, powerful, scalable trading platform – which is the foundation of our leading electronic market for trading, routing, and settling communications capacity. We are also implementing a number of strategic initiatives that we believe will enable the Company to improve our growth by 2007. We believe the Board’s director nominees are best positioned to help the Company execute on these initiatives. We urge you to vote FOR the Board’s director nominees – Michael J. Donahue and Leo J. Pound – by signing, dating and returning the enclosed WHITE proxy card today.

ARBINET’S BOARD IS EXPERIENCED, RESPECTED AND COMMITTED

TO ACTING IN THE BEST INTERESTS OF ALL ARBINET STOCKHOLDERS.

Arbinet’s director nominees were carefully evaluated by the Board’s nominating and corporate governance committee, which is comprised solely of independent directors. As senior executives of their own firms and directors of other public companies, both Mr. Donahue and Mr. Pound have a proven record of success. In addition, they bring the strategic depth, financial acumen, and, together with existing members of the Board and management, the industry expertise that your Board believes is necessary to guide Arbinet’s profitable growth.

•	Michael J. Donahue recently completed a 20-year career as an executive with BearingPoint, Inc., KPMG Consulting and KPMG LLP. Mr. Donahue is an expert in helping global corporations build value by leveraging supply chain management, outsourcing and technology solutions. As a Managing Partner of KPMG, Mr. Donahue helped grow KPMG’s consulting business from a $40 million division into BearingPoint, a public corporation with $3.4 billion in revenue. From 2000 to 2005, he served as Group Executive Vice President and Chief Operating Officer of BearingPoint. Mr. Donahue is currently a director of Air Products and Chemicals, Inc. and serves on the Board of Advisors of the Villanova University College of Commerce and Finance.

•

Leo J. Pound has over 15 years of experience leading corporate turnarounds that result in increased stockholder and customer value. Among his achievements, Mr. Pound successfully implemented a restructuring of a $500 million wholesaler, increasing operating efficiency by 35% and eliminating significant operating losses. Separately, Mr. Pound revitalized a $25 million, 200 employee food processing company by overhauling product offerings and securing new higher margin, consumer oriented businesses. These actions enabled that company to increase production capacity by 300%. Currently, Mr. Pound is a director and serves on the nominating and corporate governance committee, and is audit committee chairman, of NCO Group Inc.

As new, independent and experienced directors, your Board believes that Messrs. Donahue and Pound will add fresh perspective and important insights that will benefit Arbinet and stockholder value.

YOUR BOARD AND MANAGEMENT TEAM HAVE MADE SUBSTANTIAL

PROGRESS IN POSITIONING ARBINET FOR SUCCESS.

In addition to building Arbinet’s leading platform for trading, routing, and settling communications capacity, Arbinet’s current Board and management team have established a strong business that reflects solid relationships with customers who include the world’s leading communications service providers.

In 2005, our Members bought and sold 11.9 billion minutes on Arbinet’s exchange, up 13% from 10.5 billion minutes in 2004. Full-year fee revenues were $48.8 million, an increase of 9% compared to full-year 2004. We also generated $10 million of cash and over $6 million in net income in 2005, representing one of our most profitable years to date and providing us with a strong balance sheet.

In addition, we ended 2005 with a strong asset base, which includes:

•	A scalable, proven and efficient platform capable of instantly and accurately routing millions of transactions;
•	428 Members, including the world’s top 10 international telecommunications carriers;
•	A global footprint with Exchange Delivery Points in NYC, London, LA, Frankfurt, Miami and Hong Kong;
•	A growing portfolio of intellectual property, including 33 patents and numerous additional patents pending; and
•	Industry-leading expertise in managing traffic across traditional and Voice over Internet Protocol (VoIP) networks.

YOUR BOARD HAS CONFIDENCE IN THE COMPANY’S GROWTH STRATEGY

AND IN MANAGEMENT’S ABILITY TO EXECUTE ON IT.

To build on this solid base, your Board and management team have identified and are implementing three initiatives that we believe will enable the Company to improve our growth by 2007, despite the continued industry pricing and margin pressure we expect in the coming year. These initiatives leverage Arbinet’s technology, relationships and intellectual property to increase stockholder value. Under this plan, we are:

•	Creating new products and services to help Members meet their pricing and cost requirements, which we believe will result in more traffic across Arbinet’s industry-leading platform. For example, we are launching a service called PrivateExchangeSM. This service will enable our Members to maintain their direct commercial relationships while gaining the cost and operating efficiencies of Arbinet’s centralized platform. We are also developing Assured RoutingSM, which is a new solution that enables a carrier to receive an assured level of routing not available in our spot market. In addition to helping our Members increase their operating efficiencies and reduce costs, these new services are designed to support emerging segments such as Cable and Internet Portals.

•	Leveraging our trading platform, intellectual property and operations support systems to offer trading platforms for other digital goods. Our trading platform enables buying, selling and settlement of digital goods. Voice minutes and internet capacity are but the first of a wide variety of digital goods that can be traded on the Company’s trading platform. For example, we are already targeting and aggressively pursuing opportunities in digital media, advertising, and certain mobile content markets. These new markets, like the initial voice minute market successfully served by the Company, are characterized by a fragmentation of buyers and sellers and are ideal for us to leverage our technology platform to create a streamlined, more efficient way to buy, sell, deliver and settle these digital goods. This is the future of our company and our Board and management team are best positioned to execute on the strategic opportunities available in these markets.

•	Introducing a VoIP Peering Solution, in concert with well-positioned partners, that helps service providers address the complexity of routing calls across traditional and VoIP networks. Arbinet is a pioneer and leader in the development of VoIP services and has created substantial intellectual property in this space. Our VoIP Peering Solution will enable communications service providers to more effectively manage their traffic across both traditional and VoIP networks. VoIP “peering” allows a call to be routed through an IP network between originating service provider and terminating service provider, bypassing traditional communications networks completely. It will also allow service providers to create new services for their customers, such as “press to talk,” frequently at lower cost than traditional networks allow.

We are well underway in executing this growth strategy and expect to achieve significant progress in 2006 and into 2007 and 2008.

MASHINSKY AND MARMON OFFER NO CLEAR AND COHERENT PLAN FOR ARBINET.

Following the announcement that Messrs. Mashinsky and Marmon intended to launch a proxy contest, members of Arbinet’s Board initiated discussions with them in an effort to reach a cooperative solution. During these discussions however, it became clear to us that they have no coherent plan for the long-term success of the Company. In fact, many of their suggestions, such as new applications for Arbinet’s technology, are already being pursued, as discussed above. Unlike the Board and current management, Messrs. Mashinsky and Marmon have neither the experience nor the means to successfully execute the Company’s growth initiatives while simultaneously maintaining the Company’s profitable core business. Indeed, the record of their prior association with the Company is one of failure, confusion and investor disappointment.

One reason that Messrs. Mashinsky and Marmon will be unable to successfully execute their “plan” is that, according to their proxy materials they may replace the entire Board of Directors and key members of our management team. We believe such a drastic and unnecessary change would be disruptive to our current profitable business, divert the Company from the current growth initiatives and, as a result, be detrimental to stockholder value. This is a critical time for Arbinet in terms of the industry landscape, the development of customer relationships and the current stage of our strategic execution. We believe that continuity of leadership is an important part of our ability to maintain current profitability and execute on Arbinet’s new and ongoing initiatives and drive growth for our stockholders.

Contrary to Mr. Mashinsky’s assertions, we do not believe that creativity is a substitute for competence. Given Mr. Mashinsky’s inability to successfully execute on the Company’s business objectives when he was CEO, Arbinet’s Board does not see any reason to provide Mr. Mashinsky with a “do-over.” The Arbinet Board unanimously believes that stockholders’ interests are best served by the election of the Board’s director nominees.

YOUR VOTE IS IMPORTANT. PROTECT THE VALUE OF YOUR INVESTMENT BY

SUPPORTING YOUR BOARD’S DIRECTOR NOMINEES.

Enhancing stockholder value is our top priority and a responsibility that our Board and management take very seriously. We believe that we have the right plan and team in place to reach our goals and enhance stockholder value.

We also believe we have demonstrated our willingness to consider Messrs. Mashinsky’s and Marmon’s views. While we must always focus corporate resources on building Arbinet’s business and achieving success in the marketplace, we have a fiduciary responsibility to protect the interests of all of our stockholders. Since Messrs. Mashinsky and Marmon appear intent on engaging in a proxy contest, we will make every effort to ensure that the value of your investment is not jeopardized by their actions.

Arbinet’s Board unanimously recommends that you vote FOR its independent, proven and respected director nominees – Michael J. Donahue and Leo J. Pound. Your vote is extremely important – no matter how many or how few shares you own. Please sign, date and return the enclosed WHITE proxy card today in the postage-paid envelope provided.

We thank you for your support on behalf of the Arbinet Board of Directors,

J. Curt Hockemeier

President, Chief Executive Officer and Director

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